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                                                                      EXHIBIT 11

                         MILACRON INC. AND SUBSIDIARIES
                       COMPUTATION OF PER-SHARE EARNINGS

                                                                 2003           2002          2001
                                                             ------------   ------------   -----------
                                                             (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)
Loss from continuing operations............................   $(184,532)     $ (18,411)     $(28,734)
Loss from discontinued operations..........................      (7,174)       (16,817)       (6,926)
Cumulative effect of change in method of accounting........          --       (187,713)           --
                                                              ---------      ---------      --------
  Net loss.................................................    (191,706)      (222,941)      (35,660)
  Less preferred dividends.................................        (240)          (240)         (240)
                                                              ---------      ---------      --------
  Net loss available to common shareholders................   $(191,946)     $(223,181)     $(35,900)
                                                              =========      =========      ========
Basic loss per share:
  Weighted-average common shares outstanding...............      33,660         33,482        33,222
                                                              =========      =========      ========
  Per share amount:
     Continuing operations.................................   $   (5.49)     $    (.56)     $   (.87)
     Discontinued operations...............................        (.21)          (.50)         (.21)
     Cumulative effect of change in method of accounting...          --          (5.61)           --
                                                              ---------      ---------      --------
       Net loss............................................   $   (5.70)     $   (6.67)     $  (1.08)
                                                              =========      =========      ========
  Diluted loss per share:
  Weighted-average common shares outstanding(a)............      33,660         33,482        33,222
                                                              =========      =========      ========
  Per share amount:
     Continuing operations.................................   $   (5.49)     $    (.56)     $   (.87)
     Discontinued operations...............................        (.21)          (.50)         (.21)
     Cumulative effect of change in method of accounting...          --          (5.61)           --
                                                              ---------      ---------      --------
       Net loss............................................   $   (5.70)     $   (6.67)     $  (1.08)
                                                              =========      =========      ========

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(a)  In all years presented, potentially dilutive stock options and restricted shares are excluded because their inclusion would result in a smaller loss per common share.